Exhibit 10.1

2015 Option Award Agreement

under the

Voya Financial, Inc.

2014 Omnibus Employee Incentive Plan

Grantee:

Grant Date:

Performance Options Granted:

Exercise Price:

Article 1 – General

1.1	Capitalized terms used but not defined in this agreement (this “Agreement”) shall, unless the context otherwise requires, have the same definition as in the Voya Financial, Inc. 2014 Omnibus Employee Incentive Plan (the “Plan”). Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	This Award is subject to the terms and conditions of the Plan and as set forth below in this Agreement. The provisions of the Plan shall govern and prevail in the event of any conflict with this Agreement.

1.3	The Grantee has read the Plan, and accepts and agrees to the terms and conditions thereof.

Article 2 – Award of Performance Options

2.1	Award. Grantee is hereby granted the number of non-qualified stock options (“Performance Options,” and each a “Performance Option”) indicated above immediately adjacent to the caption “Performance Options Granted.” Each Performance Option represents a conditional right to purchase a share of Common Stock subject to Article 3 and the other terms of this Agreement.

2.2	Grant Date of Award. The grant date of this Award of Performance Options is the date indicated above immediately adjacent to the caption “Grant Date.”

2.3	Exercise Price. The exercise price of each share of Common Stock underlying a Performance Option hereby granted is the price indicated above immediately adjacent to the caption “Exercise Price.”

Article 3 – Vesting; Termination of Employment; Change in Control; Exercise

3.1	Vesting. Subject to Articles 3.2, 3.3, 3.4 and 3.5:

(a)	Twenty-five percent (25%) of the Performance Options will vest upon the Company’s achievement of an Adjusted Operating ROE (as defined below) equal to or greater than the First Performance Target (set forth in Exhibit A to this Agreement) with respect to any consecutive four Quarter period which begins on or after January 1, 2016 and is completed on or prior to December 31, 2018;

(b)	An additional fifty percent (50%) of the Performance Options will vest upon the Company’s achievement of an Adjusted Operating ROE equal to or greater than the Second Performance Target (set forth in Exhibit A to this Agreement) with respect to any consecutive four Quarter period which begins on or after January 1, 2016 and is completed on or prior to December 31, 2018; and

(c)	The final twenty-five percent (25%) of the Performance Options will vest upon the Company’s achievement of an Adjusted Operating ROE equal to or greater than the Third Performance Target (set forth in Exhibit A to this Agreement) with respect to any consecutive four Quarter period which begins on or after January 1, 2016 and is completed on or prior to December 31, 2018.

(d)	For purposes of this Article 3.1, Adjusted Operating ROE shall be considered “achieved” as of the final day of the relevant four Quarter period even if the achievement of the applicable performance target is not determined until the following Quarter.

(e)	Any Performance Options which have not vested as of December 31, 2018 pursuant to this Article 3.1 shall be forfeited for no consideration.

3.2	Termination of Employment.

(a)	Unvested Performance Options

(i)	If Grantee’s Employment terminates for any reason, each Unvested Performance Option shall be forfeited for no consideration as of the Termination Date; provided, however, that in the event Grantee’s Employment is terminated (1) by the Company without Cause, (2) by the Grantee at such time as the Grantee is Retirement-Eligible, or (3) as a result of Grantee’s death or Disability, any Unvested Performance Option shall remain outstanding until such time as the Committee determines whether the relevant Performance Target is met as of the final day of the Quarter in which the Termination Date occurs, at which time such Performance Option shall be a Vested Performance Option and Article 3.2(b)(ii) or 3.2(b)(iii)(B) shall apply to such Performance Option, as applicable, or, if the relevant Performance Target is not met and such Performance Option remains an Unvested Performance Option, then it shall be forfeited for no consideration.

(b)	Vested Performance Options

(i)	If Grantee’s Employment is terminated by the Company for Cause, each Vested Performance Option, whether exercisable or unexercisable, shall be immediately forfeited for no consideration as of the Termination Date.

(ii)	If Grantee is Retirement-Eligible and ceases to be Employed by the Company for any reason other than Cause, then each Vested Performance Option shall remain outstanding for the remainder of the term of such Performance Option.

(iii)	If Grantee is not Retirement-Eligible and ceases to be Employed by the Company by reason of:

(A)	termination of Grantee’s Employment by the Grantee other than as described in Article 3.2(b)(iii)(B) below, each Vested Performance Option that is unexercisable as of the Termination Date shall be immediately forfeited for no consideration as of the Termination Date, and each Vested Performance Option that is exercisable as of the Termination Date shall remain exercisable for ninety (90) days thereafter, after which time such Vested Performance Option shall be immediately forfeited for no consideration; or

(B)	the Grantee’s death or Disability, or termination of Grantee’s Employment by the Company without Cause, Grantee (or such Grantee’s estate, if applicable) may retain each Vested Performance Option, whether exercisable or unexercisable, until the one year anniversary of the later of (i) the Termination Date, or (ii) the date on which such Vested Performance Option becomes exercisable, after which time such Vested Performance Option shall be immediately forfeited for no consideration.

3.3	Change in Control.

(a)	Notwithstanding anything to the contrary in this Agreement or in the provisions of Section 3.6.1 of the Plan, in the event of a Change in Control:

(i)

Each Unvested Performance Option that is outstanding immediately prior to the Change in Control shall vest and become exercisable upon the earlier of (i) the one year anniversary of the Change in Control, provided that the Grantee remains continuously Employed with the Company or successor entity through such date; or (ii) the Termination Date, in the event the Grantee’s Employment is terminated (1) by the Company or successor entity without Cause, (2) by the Grantee for Good Reason or at such time as the Grantee is Retirement-Eligible, or (3) as a result of Grantee’s death or Disability, in each case upon or within one year after the Change in Control; provided further that upon termination of the Grantee’s Employment for any reason other than the foregoing, each Unvested Performance Option shall be forfeited for no consideration as of the Termination Date. Any Unvested Performance Option that becomes vested and exercisable pursuant to this Article 3.3(a)(i) shall be treated as a Vested Performance Option for purposes of this Agreement, including Article 3.2 hereof.

(ii)	Each Vested Performance Option that, immediately prior to the Change in Control, is not exercisable shall become exercisable upon the earlier of (i) the one year anniversary of the date on which such Performance Option vests; or (ii) the Termination Date, in the event the Grantee’s Employment is terminated (1) by the Company or successor entity without Cause, (2) by the Grantee for Good Reason or at such time as the Grantee is Retirement-Eligible, or (3) as a result of Grantee’s death or Disability, in each case upon or within one year after the Change in Control and shall otherwise be treated as a Vested Performance Option for purposes of this Agreement, including Article 3.2 hereof; provided that (i) if the Grantee’s Employment is terminated by Grantee for any reason other than the foregoing, each Vested Performance Option that is not exercisable as of the Termination Date shall be forfeited for no consideration as of the Termination Date and (ii) if Grantee’s Employment is terminated by the Company for any reason other than the foregoing, each Vested Performance Option, whether or not exercisable, shall be forfeited for no consideration as of the Termination Date.

(b)	If, within two years of a Change in Control, the Grantee’s Employment is terminated by Grantee for Good Reason, then for purposes of Article 3.2 hereof the Grantee shall be deemed to have been terminated by the Company without Cause.

(c)	In the event that, notwithstanding a Change of Control, a Performance Option would vest or become exercisable pursuant to Article 3.2 on a date that is earlier than the date such Performance Option would vest or become exercisable pursuant to Article 3.3(a), then the Performance Option shall vest or become exercisable, as applicable, on such earlier date.

3.4	Exercise. Except as otherwise provided in Article 3.3 hereof, each Vested Performance Option shall become exercisable on the one year anniversary of the date on which such Performance Option vests. Vested Performance Options that have become exercisable may be exercised pursuant to the terms of the Plan.

3.5	Committee Discretion. Notwithstanding anything to the contrary in this Article 3, the Committee in its absolute discretion may consent to vest and make exercisable the Performance Options in whole or in part to the extent it may determine and considers reasonable.

Article 4 – Recoupment

4.1	Compensation Recoupment Policy. By signing this Agreement, the Grantee acknowledges and agrees that each Performance Option and any Common Stock received by the Grantee upon exercise of such Performance Option shall be subject to the terms of the Voya Financial, Inc. Compensation Recoupment Policy (as it may be amended from time to time) as if such policy were in effect as of the Grant Date.

Article 5 – Various

5.1	Term of Performance Option. Each Performance Option shall have a term ending on the tenth anniversary of the Grant Date at which time all unexercised Performance Options shall expire.

5.2	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Article 6 – Governing law and Jurisdiction

6.1	Governing law and jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York. The Company and the Grantee irrevocably submit, in respect of any suit, action or proceeding arising out of or relating to or concerning the Plan or the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of any state or federal court located in New York, New York and to be bound by the provisions of Section 3.16 of the Plan.

6.2	Partial invalidity. Parties expressly agree that the invalidity or unenforceability of a Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 7 – Grantee Covenants

7.1	In consideration of the Award granted under this Agreement, Grantee agrees to abide by the restrictive covenants set forth below.

(i)	Protection of confidential information. The Grantee will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and other confidential information related to the Company.

(ii)	Nonsolicitation of employees and agents. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

(iii)	Nonsolicitation of customers. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to solicit the trade of any person that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom Grantee had contact during employment.

(iv)	Agreement to Cooperate. Following the termination of Employment, the Grantee will cooperate with the Company, without additional compensation, on matters within the scope of Grantee’s responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Grantee incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Grantee’s other commitments.

7.2	If any provision of Article 7.1 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

7.3	The Grantee acknowledges that these covenants are a material inducement for the Company to make the Award granted under this Agreement. The Grantee further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Grantee agrees that, if the Grantee breaches any of the covenants:

(i)	the Award made to the Grantee pursuant to this Agreement will be rescinded;

(ii)	the Grantee will not be entitled to retain any income or property derived from the Award; and

(iii)	the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Grantee from committing any violation of the covenants contained in Article 7.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.

Article 8 – Definitions

8.1	“Adjusted Operating ROE” shall mean Ongoing Business Adjusted Operating Return on Equity, as reported in the Company’s earnings release furnished to the Securities and Exchange Commission on Form 8-K following the end of each Quarter or, if not reported therein, as determined by the Committee in its sole discretion.

8.2	“Disability” shall mean, as determined by the Committee in its sole discretion, an injury or sickness (i) that began during the Grantee’s Employment and has caused Grantee to be unable to perform Grantee’s occupation on a full-time or part-time basis for a continuous period of 26 weeks and (ii) for which Grantee has been under a physician’s regular care.

8.3	“Quarter” shall mean a fiscal quarter of the Company.

8.4	“Performance Target”, as applied to a Performance Option, means (i) for the Performance Options described in Article 3.1(a), the First Performance Target, (ii) for the Performance Options described in Article 3.1(b), the Second Performance Target, and (iii) for the Performance Options described in Article 3.1(c), the Third Performance Target, in each case as set forth in Exhibit A to this Agreement.

8.5	“Retirement-Eligible” shall mean that: (i) each of the following criteria are met: (A) Grantee is at least 58 years old and (B) the sum of Grantee’s years of service with the Company and Grantee’s age (in years) is at least 63; or (ii) the Committee has agreed to deem Grantee to be Retirement-Eligible, notwithstanding that the criteria set forth in clause (i) of this definition have not been satisfied.

8.6	“Termination Date” shall mean the date upon which Grantee’s Employment with the Company terminates.

8.7	“Unvested Performance Option” shall mean each outstanding Performance Option which is not a Vested Performance Option.

8.8	“Vested Performance Option” shall mean each Performance Option which has vested under Article 3.1 (including by operation of Article 3.2(a)) or Article 3.3 hereof.

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement effective as of the date first written above.

VOYA FINANCIAL, INC.

Name:
Title:

Name:
Title:

GRANTEE

[Signature page to 2015 Option Award Agreement]